Exhibit 99.1

Newfield Exploration Announces Pearl River Mouth Basin Discovery
Exploratory Success tests 6,000 BOPD; Company Commences Commercial Development

FOR IMMEDIATE RELEASE

HOUSTON – September 9, 2009 -- Newfield Exploration Company (NYSE: NFX) today announced its second drilling success on Block 16/05, located in the Pearl River Mouth Basin in China. The LF 7-1 well tested a single zone at 6,000 BOPD (35 degrees API gravity oil), which was the maximum limit of the test equipment on location.

The LF 7-1 well, located in approximately 350 feet of water, was drilled to a total depth of nearly 10,000 feet and encountered more than 75 meters (approximately 250 feet) of high-quality oil pay in multiple sands. The well was drilled to test a downthrown anticline and was an offset to Newfield’s 2008 oil discovery – the LF 7-2. Success with the LF 7-1 well set up a deeper oil prospect within the same fault trap, which the Company may test in 2010 through a down-dip sidetrack of the LF 7-1 well.

“Our two successes on Block 16/05 confirm that we have a commercial oil development with considerable running room,” said William Schneider, Newfield’s Vice President – Onshore Gulf Coast and International. “We estimate that the gross reserves associated with our two discoveries to date are in excess of 30 MMBbls. This development will provide significant new oil production for Newfield beginning in 2012. We are very encouraged by this discovery and its implications for our remaining prospects on this block and we expect an active drilling campaign here over the next several years.”

In 2007, Newfield acquired 200 square kilometers of new 3-D seismic data to better assess this structural complex. There are numerous independent untested structures identified on the 3-D survey analogous to this discovery and additional drilling is planned. The LF 7-6 structure, located 15 kilometers to the northeast, is planned for drilling in 2010.

The China National Offshore Oil Corporation (CNOOC) has the right to participate in any development with a 51% interest.

East Belumut Phase II, offshore Malaysia

Newfield also announced plans to accelerate by approximately six months the timing on its “Phase II” development of the East Belumut oil field, located on PM 323 offshore Malaysia. As a result, the Company will invest $18 million (net) to drill three development wells in late 2009 from its existing production platform. An additional $18 million will be invested in early 2010 to drill three additional development wells. It is estimated that the six-well drilling campaign will increase 2010 oil production by an additional 1 MMBbls (net).

Newfield will fund the 2009 portion of this investment within its current capital budget of $1.45 billion. Newfield is the operator of PM 323 with a 60% interest.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding drilling and development plans, the timing of activities and estimated production, reserves and capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com